Russ Buckley Appointed Group Chief Risk Officer at Hamilton PEMBROKE, BERMUDA, August 6, 2025 — Hamilton Insurance Group, Ltd. (NYSE: HG) (“Hamilton” or the “Company”) today announced the appointment of Russ Buckley as Group Chief Risk Officer. Buckley will join the Company’s Executive Management team, reporting to Pina Albo, Chief Executive Officer, with the official start date in the coming weeks to be confirmed. In his new role, Buckley will oversee Hamilton’s risk and actuarial function. He will succeed current Group Chief Risk Officer Alex Baker who, as the Company recently announced, has been appointed Chief Executive Officer, Hamilton Global Specialty, effective September 1, 2025, subject to regulatory approval. “Russ is an experienced insurance leader with strong business acumen, drive and a track record of success,” said Albo. “Having worked directly with Russ in the past, I look forward to again enjoying his results-driven mindset, commitment to excellence and collaborative approach — qualities that align well with Hamilton’s culture. Together with our exceptional risk and actuarial team, Russ will be able to hit the ground running.” Buckley has over 30 years of insurance industry experience across global public (re)insurance companies. He joins Hamilton from Old Republic Specialty Insurance Underwriters, Inc. where he served as Senior Vice President and Chief Actuarial Officer since 2020. Prior to that, Buckley was Chief Actuary in the Global Specialty division at The Hartford. Additionally, Buckley has held leadership positions with AIG, XL, and Munich Reinsurance Group. He is a Fellow of the Casualty Actuarial Society. About Hamilton Insurance Group, Ltd. Hamilton is a Bermuda-headquartered specialty insurance and reinsurance company that underwrites risks on a global basis through its wholly owned subsidiaries. Its three underwriting platforms: Hamilton Global Specialty, Hamilton Select and Hamilton Re, each with dedicated and experienced leadership, provide access to diversified and profitable business around the world. For more about our company, visit www.hamiltongroup.com or find us on LinkedIn at Hamilton

Media contact Kelly Corday Ferris kelly.ferris@hamiltongroup.com Investor contact Darian Niforatos investor.relations@hamiltongroup.com